Exhibit 21.1
Exterran Partners, L.P. and Subsidiaries
Company Listing as of December 31, 2009

Company	Ownership	Incorporation

EXLP ABS 2009 LLC	Wholly owned	Delaware
EXLP ABS Leasing 2009 LLC	Wholly owned	Delaware
EXLP Leasing LLC	Wholly owned	Delaware
EXLP Operating LLC	Wholly owned	Delaware